Exhibit 10.2

August 19, 2009

Mr. Joseph J. Euteneuer

Executive Vice President and Chief Financial Officer

Qwest Communications International Inc.

1801 California Street, Suite 5200

Denver, Colorado 80202

Dear Joe:

This letter confirms our agreement regarding your right to request a Home Buyout Offer (as that term is defined in the Employee Relocation Policy) of your former principal residence and your right to reimbursement for the costs of moving your household goods and furnishings to your new principal residence.  Any request for a Home Buyout Offer, as well as any request for reimbursement of moving costs for household goods and furnishings, must be in writing and must be received by us no later than September 12, 2010, which is 24 months following your date of hire.

Except as modified by the paragraph above, all of the terms in my letter to you dated September 12, 2008, remain unchanged.  If the foregoing is acceptable to you, please sign below and return one copy of this letter to Jana Venus in the enclosed envelope.

Sincerely,

Richard N. Baer

I accept the foregoing.

Joseph J. Euteneuer